                                                                   EXHIBIT 10.33

                               December 23, 2003


PERSONAL AND CONFIDENTIAL

William B. Cheeseman
[home address]


Dear Bill:

         As we have discussed, you and we have agreed that you are hereby retiring from your employment with American Physicians Capital, Inc. and its subsidiaries (collectively, the "Company") in all capacities and your position as a director on each subsidiary board of directors on which you serve, effective December 31, 2003, and that you will retire from the American Physicians Capital board of directors not later than the date of the American Physicians Capital, Inc. 2004 annual meeting of shareholders. This letter agreement sets forth the entire understanding between us with respect to these matters.

         1. You will be covered as an employee of the Company by your current fringe benefits in accordance with their respective current terms and provisions, as they may be amended from time to time as they relate to current employees. These benefits will continue until December 31, 2003.

         2. Your severance from the Company will be considered a termination by mutual written agreement under Section 5(E) of your Employment Agreement, dated October 27, 1999 (the "Employment Agreement"). As such, your termination is without "cause" as defined under Section 5(C) and Section 8(C) of the Employment Agreement. The parties' obligations under Sections 6 through 21 of the Employment Agreement, however, shall survive the termination of your employment. Disputes arising under this letter agreement shall be resolved in accordance with the provisions of Section 10 of the Employment Agreement.

         3. The parties agree that your termination under this letter agreement should be considered a termination by mutual agreement. Pursuant to Section
1.3.6 of the Stock Purchase Agreement, dated August 31, 1999, by and among Mutual Insurance Corporation of America, William B. Cheeseman and William J. Gaugier (the "Stock Purchase Agreement"), the parties agree to accelerate all annual payments calculated pursuant to the terms of the Stock Purchase Agreement, and that this amount will be paid in full on January 2, 2004. You agree that this payment shall constitute payment in full for all amounts due under the Stock Purchase Agreement, and the parties agree that no provisions of the Stock Purchase Agreement shall survive this Letter Agreement.

         4. On or before January 2, 2004, the Company will pay to you an amount equal to $1,250,000 (two times your annual base salary for 2002) in consideration of your covenant not to compete, as provided in and required by
Section 7 of the Employment Agreement (the "Non-Compete Payment").

         5. You hereby confirm your obligations under Section 7 of the Employment Agreement. Effective on the Contract Date (as defined in paragraph 8 of this letter agreement), the Company acknowledges that the provisions of
Section 4.8 of the Stock Purchase Agreement are no longer applicable, and that your employment with SCW Agency Group, Inc. ("SCW") (including without limitation your service as a director, officer, or employee of SCW) will not be considered a violation of Section 7 of the Employment Agreement as long as SCW does not engage in a business or activity that competes with the Company's professional liability insurance business, except as may be permitted by mutual agreement, or SCW's agreements with American Physicians Assurance Corporation, and provided that SCW does not interfere or attempt to interfere with any employment relationship between the Company and any person employed now or in the future. Prior to the Contract Date, the parties agree that you may be involved in negotiations and discussions regarding the contractual relationship between SCW and the Company without violating
Section 7 of the Employment Agreement or Section 4.8 of the Stock Purchase Agreement.

         6. On or before December 31, 2003, you and the Company will enter into a one year consulting agreement on mutually acceptable terms, which will include, without limitation, (a) payment by the Company to you of $10,000 per month during the term of the consulting agreement and (b) your provision of consulting services at the request of the Company. A copy of the Consulting Agreement is attached hereto. The Company may terminate this consulting agreement in accordance with the terms of paragraph 8.

         7. You currently have 360,000 options to purchase American Physicians Capital stock, of which 143,400 have not yet vested, and an additional 32,200 shares of restricted stock, of which 17,600 shares are still restricted, all of which have been granted to you pursuant to the Company's Stock Compensation Plan (the "Plan"). The Compensation Committee of the American Physicians Capital Board of Directors, pursuant to the authority granted to them by the Board of Directors under the Plan, has resolved to vest your restricted stock effective upon the termination of your employment. The Compensation Committee has also resolved to interpret the Plan (including the option agreements with you granted under the Plan) so that "employment" or "employment (or services)" as used in
Article V of the Plan and in the vesting provisions of any grant made under the Plan shall be construed to include services to the Company as a consultant so that the retirement as an employee of a holder of options who continues as a consultant of the Company will not, by itself, result in the termination or forfeiture of the options or unvested restricted shares, or the cessation of vesting of the options or restricted shares.

         8. The parties are currently negotiating the terms of an amended Agency Agreement between SCW and the Company and/or its subsidiaries (the "SCW Contract"). The parties agree to use their best efforts to complete the negotiation and execution of the SCW Contract as soon as practicable. For purposes of this letter agreement, the "Contract Date" shall be the date on which both SCW and the Company have approved the SCW Contract. In the event that the SCW Contract has not been approved by both SCW and the Company on or before January 21, 2004, then the Company shall have the unilateral right to terminate the consulting agreement provided for in paragraph 5 immediately.

         9. All Company credit cards, final expense accounts and Company property should be returned to the Company no later than December 31, 2003. All copies of Company documents, reports, letters, manuals and other materials (excepting only non-Company personal letters and memorabilia) in your possession should also be turned over to the Company by December 31, 2003.

         10. Except for the specific terms and provisions of this letter agreement (including without limitation the provisions in other agreements that are stated above as surviving) and the consulting agreement that is contemplated between you and the Company, the parties to this letter agreement, on behalf of themselves and their heirs, executors, administrators and assigns, do hereby fully and completely release and forever discharge each other party to this letter agreement, and each of their current and former affiliates, predecessors, successors, employees, shareholders, directors, officers, insurers, attorneys, representatives, and assigns from all claims, actions, liabilities and losses of any kind whatsoever known or unknown, and the consequences thereof, which you may now have or may ever have against them arising on or prior to the date of this letter agreement, including without limitation, all claims, actions, liabilities and losses arising from or in any way connected with your employment or termination thereof, whether based on tort, contract (express or implied), or any federal, state or local law or regulation (including, without limitation, age discrimination under The Age Discrimination In Employment Act of 1967, as amended), ("claims"); provided, however, that nothing in this paragraph shall be deemed to release or discharge the following claims by either party:

         (a) claims that you may have for indemnification under the articles of incorporation and bylaws of American Physicians Capital and its subsidiaries or claims you may have under any insurance policy maintained by the Company which covers directors and officers. Claims for your indemnification shall be granted to the extent that the Company can do so lawfully under the Articles and Bylaws of the Company;

         (b) liability for the amount of a financial benefit received by a director to which he or she is not entitled;

         (c) liability for intentional infliction of harm on the Company or its shareholders as a director;

         (d) liability for a violation of Section 551 of the Michigan Business Corporation Act as a director; or

         (e) liability for an intentional criminal act as a director.

         Further, the parties expressly waive the provisions of any federal, state or local law or any case law providing in substance that releases shall not extend to claims unknown to the person executing such release.

         12. Other than to enforce this letter agreement, you agree not to initiate or cause to be initiated against the Company, its subsidiaries or their respective directors, officers, employees and agents any compliance review, investigation, or proceeding of any kind, or participate in the same, individually or as a representative or member of a class (except as required by law), under any contract (express or implied), tort, or any federal, state or local law or regulation.

         13. You understand that you do not waive rights or claims that may arise after the date this letter agreement is executed. You understand, acknowledge and agree that you are advised to consult with an attorney prior to executing this letter agreement. You further understand that you have been given 21 days (or more) within which to consider this letter agreement or, if you have signed this agreement before 21 days has elapsed, you have done so voluntarily and knowingly. Nothing in this letter agreement is intended to limit your rights under qualified employee benefit plans.

         14. You understand and agree that you may revoke this letter agreement for a period of seven calendar days following the execution of the letter agreement. The letter agreement is not effective until this revocation period has expired. You understand that any revocation, to be effective, must be in writing and either (a) postmarked within seven days of execution of this letter agreement and addressed to Frank Freund, the Chief Financial Officer of the Company, or (b) hand delivered to Frank Freund within seven days of execution of this letter agreement. You understand that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

         15. This letter agreement may be executed in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures to this letter agreement made by a facsimile copy shall have the same force and effect as original signatures.

         If you understand and agree to the foregoing terms, please execute the letter in the space below and return it to me.

                                       Very truly yours,

                                       AMERICAN PHYSICIANS CAPITAL, INC.


                                       By:      /s/ Tomas R. Berglund, M.D.
                                           ---------------------------------
                                       Its:     Chairman of the Board
                                           --------------------------

Read, understood, accepted
and agreed this 23 day of
December, 2003.


/s/ William B. Cheeseman
------------------------
William B. Cheeseman